Exhibit 99.1

March 31, 2009
Crossflo Acquires Vigilys Platform

---Adds situational awareness capability for first responders ---

SAN DIEGO--(BUSINESS WIRE)-- Crossflo Systems, Inc., a Patriot Scientific company (OTCBB:PTSC), announced today that it has acquired the Vigilys product line from Kratos Defense & Security Solutions, Inc (NasdaqGS:KTOS – News). The Vigilys product portfolio will further leverage the Crossflo technology in the public safety sector and address the need for real-time resource visualization for first responders in justice and public safety arenas, including fusion center emergency operations.

“The Vigilys products enable emergency personnel to see and share real time information on resource deployment so they can make critical assessments that will save lives and property,” said Renney Senn, Crossflo’s president. “We also broaden our solutions offering to a common customer base as the Crossflo DataExchange® solution (CDX) has a robust and proven ability to connect and provide incident-related data that can be used to feed the Vigilys technology.”

Vigilys is a Tactical Operations System that bridges the information gap among field personnel, and the operations center. Critical decisions impacting loss of life and property damage are made in the field during the first minutes of an incident. It is imperative for comprehensive, immediate, actionable, and relevant information to be delivered to and from the field during that critical time period for better decision-making, resource allocation and mission execution. Vigilys orchestrates and delivers real-time, incident-specific information graphically during those first few minutes, and as an incident unfolds, for improved situational awareness and response.

Through its service oriented architecture and automated business processes, Vigilys presents information in a geospatial Tactical Common Operating Picture (TCOP), and provides tactical tools for dynamic updates. As the TCOP is updated, this information is shared in real-time among authorized users for collaboration and resource management. The TCOP provides a visualization layer of the incident action plan based on inputs from field responders as well as from data collected from CDX. Vigilys can deliver the TCOP to authorized users via a web browser, and on touch screen enabled mobile or laptop computers. This combination of data mediation and real-time, map-based display provides a new level of situational awareness to first responders and emergency managers.

“This acquisition continues to expand our software solutions offerings designed to facilitate sharing of data and information and increase situational awareness in applications that cannot afford any margin of error,” said Rick Goerner, Patriot’s chief executive officer.

About Crossflo Systems, Inc.

Crossflo Systems, Inc., a wholly owned subsidiary of Patriot Scientific Corporation, provides innovative data exchange and information solutions to the justice and public safety sectors and the healthcare industry. Crossflo’s flagship software product, the Crossflo DataExchange® (CDX) solution, is commercial off-the-shelf (COTS) middleware specifically designed for interagency and cross-domain data sharing using standards-based architecture and intuitive interface design. Crossflo’s Iameter Medical Information Solution suite provides analysis of hospital data and insight tools to achieve increased quality and efficiency for the wider healthcare community. Crossflo solutions are backed by operationally oriented professional services and expertise in HL7, NIEM, GJXDM, and IEPD deployments. For more information on Crossflo Systems, Inc., visit: www.crossflo.com.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific has recently embarked on an aggressive business expansion initiative complementing its recent acquisition of data sharing software provider, Crossflo Systems Inc. Patriot is evaluating full M&A and minority investments in early-stage technology companies in the data sharing software and secure networking technology sectors. These investments are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

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Contacts
Patriot Scientific Corporation
Angela Hartley, 858-724-2216 ext. 223
Source: Patriot Scientific Corporation